Exhibit 99.(d)(xviii)

AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

As of September 14, 2007

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (“Investment Trust”) with respect to the Lord Abbett Core Fixed Income Fund, Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett Total Return Fund, and Lord Abbett U.S. Government & Government Sponsored Enterprises Fund (each a “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Investment Trust December 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.              With respect to each of the Lord Abbett Core Fixed Income Fund and Lord Abbett Total Return Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in reverse repurchase agreements) exceed or would otherwise exceed an annual rate of (a) ninety basis points (0.90%) for Class A shares of each Fund, (b) one hundred fifty-five basis points (1.55%) for Class B shares of each Fund, (c) one hundred fifty-five basis points (1.55%) for Class C shares of each Fund, (d) sixty-five basis points (0.65%) for Class F share of each Fund,  (e) one hundred basis points (1.00%) for Class P shares of each Fund, (f) one hundred fifteen basis points (1.15%) for Class R2 share of each Fund, (g) one hundred five basis points (1.05%) for Class R3 share of each Fund, and (h) fifty-five basis points (0.55%) for Class Y* shares of each Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

2.              With respect to each of the Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety basis points (0.90%) for Class A shares of each Fund, (b) one hundred fifty-five basis points (1.55%) for Class B shares of each Fund, (c) one hundred fifty-five basis points (1.55%) for Class C shares of each Fund, (d) sixty-five basis points (0.65%) for Class F share of each Fund,  (e) one hundred basis points (1.00%) for Class P shares of each Fund, (f) one hundred fifteen basis points (1.15%) for Class R2 share of each Fund, (g) one hundred five basis points (1.05%) for Class R3 share of each Fund, and (h) fifty-five basis points (0.55%) for Class Y* shares of each Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

3.               With respect to the Lord Abbett U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in reverse repurchase agreements) exceed or would otherwise exceed an annual rate of (a) one hundred basis points (1.00%) for Class A shares of the Fund, (b) one hundred sixty-five basis points (1.65%) for Class B shares of the Fund, (c) one hundred sixty-five basis points (1.65%) for Class C shares of the Fund, (d) seventy-five basis points (0.75%) for Class F share of the Fund, (e) one hundred ten basis points (1.10%) for Class P shares of the Fund,  (f) one hundred twenty-five basis points (1.25%) for Class R2 share of the Fund, (g) one hundred fifteen basis points (1.15%) for Class R3 share of the Fund, and (h) sixty-five basis points (0.65%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

4.               Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from September 14, 2007 through March 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT INVESTMENT TRUST

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

* Class Y shares will be renamed Class I shares effective September 28, 2007.